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                                                                    Exhibit 99.1

                                                             NEWS RELEASE

PXRE Group Ltd.                                              [PXRE LOGO]

PXRE House
110 Pitts Bay Road, Pembroke HM 08
Bermuda
441 296 5858
441 296 6162 FAX

Contact:                                                      Investors:
PXRE Group Ltd.                                           KCSA Worldwide
John Modin                                                Michael Cimini
Chief Financial Officer                                     212-896.1233
441-296-5858                                            mcimini@kcsa.com
john.modin@pxre.com


         PXRE GROUP LTD. NAMES MURAL R. JOSEPHSON TO BOARD OF DIRECTORS


HAMILTON, Bermuda - August 4, 2004 -- PXRE Group Ltd. (NYSE: PXT) today announced that Mural R. (Joe) Josephson has been appointed to its board of directors, effective immediately.

Jeffrey L. Radke, the President & Chief Executive Officer of PXRE Group, commented, "We welcome Joe Josephson to our board of directors and look forward to gaining access to his vast knowledge of the insurance industry. Joe brings more than 28 years of experience with KPMG LLP, where he specialized in auditing insurance and financial services companies."

Mr. Josephson retired from Kemper Insurance Companies in 2002. During his 5-year tenure at Kemper, he held key management positions, including senior vice president and chief financial officer and senior vice president of finance. Prior to joining Kemper, Mr. Josephson held several senior level positions at KPMG LLP, including 19 years as a senior audit partner. While at KPMG, he was a member of the National Insurance Practice Committee and a member of the Professional Practice Review Committee.

Mr. Josephson, age 56, is currently a member of the board of directors and chairman of the audit committee of UICI, a NYSE-listed insurance holding company. He also serves on the board of directors of SeaBright Insurance Holdings, Inc. and the board of directors of its wholly owned subsidiary, SeaBright Insurance Company.

Mr. Josephson is a certified public accountant and holds an accounting degree from Northern Illinois University.

Mr. Josephson was appointed to fill the vacancy created by the resignation of Mr. Halbert Lindquist.

PXRE - with operations in Bermuda, Barbados, the United States and Europe - provides reinsurance products and services to a worldwide marketplace. The Company's primary focus is providing property catastrophe reinsurance and retrocessional coverage. The Company also provides marine, aviation and aerospace products and services. The Company's shares trade on the New York Stock Exchange under the symbol "PXT."

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